UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14A-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

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☒	Soliciting Material under Rule 14a-12

SMART & FINAL INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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On February 27, 2007 Smart & Final Inc. posted the following questions and answers on its associate intranet:

Questions & Answers About the

Proposed Sale of Smart & Final

General

Q: Why did Smart & Final’s Board of Directors agree to sell the Company to Apollo Management?

In March 2006, Smart & Final’s majority shareholder, Paris-based Groupe Casino, announced that it was reviewing all of its worldwide assets as part of a plan to reduce debt. Shortly thereafter, Smart & Final’s Board of Directors announced that it would review all alternatives for the future of the company, on behalf of all shareholders. The company then hired Goldman Sachs & Co. as an investment banker to assist with this review. The Apollo proposal was unanimously accepted by the board as the best for all stakeholders in the company.

Q: What information can you provide about Apollo Management?

Apollo is a private investment partnership that manages a pool of investment capital on behalf of a group of institutional investors and principals of Apollo. Since its inception in 1990, Apollo has invested in excess of $16 billion of equity in companies representing a wide variety of industries. In addition, Apollo has had several highly successful partnerships with management teams operating retail and consumer-oriented businesses in the past, including Linens ‘n Things, GNC, AMC Entertainment, Ralph’s, Dominick’s Supermarkets, Zale Corporation, Rent-A-Center, and Proffitt’s Department Stores.

Q: What alternatives were considered?

This was a long process that started almost one year ago. Goldman Sachs and other advisors assisted the board with reviewing a wide variety of alternatives. Accepting the Apollo proposal was determined to be the best of all alternatives.

Q: What regulatory approvals are required? What other closing conditions are required?

The transaction is conditioned on the expiration or early termination of the Hart-Scott-Rodino antitrust waiting period. Prior to closing, the stockholders will need to approve the merger agreement, which the Board has unanimously recommended. There is also a condition relating to the outcome of reports and surveys on our properties, and there are several other customary closing conditions which must be met prior to completion of the transaction.

Q: Is the deal conditioned upon further due diligence or financing?

No.

Q: What is the timing on this transaction? When does the sale become final?

Although the exact timing is not certain, we anticipate that the closing will occur during the 2nd quarter of 2007.

Q: Does the transaction require stockholder approval? Will there be a physical stockholder meeting?

Yes, stockholder approval is required. Although the exact timing has not been set, we do expect to have a stockholder meeting at our offices in Commerce, California, for the purpose of asking stockholders to approve the merger agreement.

Q: Will a majority vote by the minority stockholders be required for deal approval?

Approval of the merger agreement requires the affirmative vote of stockholders holding a majority of the outstanding shares of our common stock.

Q: Will the management team roll over their equity?

This is not a requirement of the merger agreement. We will learn more about equity opportunities with Apollo in the near future.

Q: Is management investing in the transaction?

Management investments are not a condition of the merger agreement. Apollo has indicated that we will learn more about equity opportunities with Apollo in the near future.

Q: What plans do the new owners have for the company? How do corporate goals change in this scenario?

It is too soon to know this answer. We do know that Apollo invested significant time and money learning about our business, and has decided to make a very significant investment in Smart & Final. They are very excited about working with us to operate our businesses and we look forward to partnering with them on future growth ideas. Apollo has stated that they select companies that are good companies and look for ways to make them great companies.

Q: How does this affect Smart & Final’s strategic plan for achieving growth?

Same response as above. Apollo has stated that they are interested in increasing value over the long-term and don’t have the pressure that publicly traded companies have regarding quarterly earnings. This might allow Smart & Final to make strategic decisions that are better in the long-term, but don’t deliver immediate profitability.

Associates

Q: What should we tell customers who ask about the sale of Smart & Final?

The important thing to tell them is that at the store level, nothing has changed. We remain very committed in providing our customers the best place to shop to meet their needs. Our focus on customer satisfaction is one of the key company strengths, and this will not change as a result of an ownership change.

Q: Is this a good thing for the Smart & Final associates?

Having owners who are fully interested in our business with the goal of taking a good company and making it a great company has to be good for all stakeholders in the business, and the long-term health, growth and competitiveness of the business.

Q: Will our benefits carry over to the new owner? What will happen with my benefits?

Apollo has stated that there are currently no plans to materially change any of the principal benefit plans. However, the company always retains the right to modify future benefit programs to meet changing circumstances and the needs of our workforce. That is no different than it is today.

Q: How does this affect my 401(k), Deferred Comp and/or pension plan?

As stated above, there are currently no plans to change any of the benefits, and this merger has no impact on your 401(k) account or your vested pension.

Q: What is the status of merit increases and bonuses?

Merit increases and 2006 performance incentives will follow the same practices as in past years. We are currently finalizing the 2007 incentive targets using the same plan format as in 2006.

Q: Can I still use my Associate SmartAdvantage discount card?

By all means, please do!

Q: Will I be able to continue to file claims for my Flexible Spending Account (FSA)?

The merger agreement and ownership change will not cause any changes to the Flexible Spending Account program.

Q: Can we expect mandated expense cuts as a result of this change?

As everyone knows, we are in a no-frills, price-competitive business and we all must do our best every day to keep the costs down. You might say that is always our mandate. The merger agreement does not contain any directives or goals regarding costs reductions.

Q: If there are layoffs, will severance packages be offered?

Yes, our severance policy has not changed.

Officers & Company Management

Q: How will this affect my ability to hire new associates both during and after the transition?

We will continue with business as usual.

Q: I have several contractual agreements for services pending. Will I be able to proceed with those?

The merger agreement does require notice to Apollo of any “material” new contracts, as they want to be aware of any commitments that we make today which will impact them as new owners in the future. Please check with your department senior vice president on any large contract, or agreement for more than one year.

Q: How will this affect my equity in the company?

If you hold shares of common stock, you will receive $22 per share upon completion of the merger. Stock options and SARs will fully vest and the holder will receive the excess of $22 over the exercise price of the stock option or SAR. The company will be private after the transaction and our stock will no longer be publicly traded.

Q: Will I be able to exercise my stock options until the merger is completed?

Yes.

Q: Does this constitute a change in control?

There are many definitions for change in control as it is often a legal term. That being said, if approved, all ownership of Smart & Final shares will be cashed out.

Vendors

Q: Will this have any affect on contracts and payments?

We are continuing business as usual and have no plans to make any changes at this time.

Q: Will a change in ownership affect the relationship between Smart & Final and its suppliers?

We are continuing business as usual and have no plans to make any changes at this time.

Q: Will there be a name change?

We have no plans to change any of the operating names at this time.

Q: How does this affect the Accounts Payable process?

We are continuing business as usual and have no plans to make any changes at this time.

Q: What happens to Smart Alliance?

We are continuing business as usual and have no plans to make any changes at this time.

Forward-Looking and Cautionary Statements

This document includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, which include words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” and similar and related expressions. Such forward-looking statements involve risks and uncertainties. Although Smart & Final believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, Smart & Final’s actual results could differ materially from those described in the forward-looking statements. The following factors might cause such a difference: the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement and/or the stock purchase agreement; the outcome of any legal proceedings that have been or may be instituted against Smart & Final and others following announcement of the merger agreement or the stock purchase agreement; the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to the completion of the merger, including the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the receipt of other required regulatory approvals; risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; the amount of the costs, fees, expenses and charges related to the merger and the actual terms of certain financings that will be obtained for the merger; Smart & Final’s ability to effectively manage business growth; changes in legislation and regulations related to the sale and distribution of food products and the sale of alcoholic beverages; increased competition from other foodservice providers; changes in the acceptance of Smart & Final’s services and products by institutional customers and consumers; changes in customer relationships; acceptance of new programs, services, and products by institutional customers and consumers; and global economic conditions, including interest and currency rate fluctuations, and inflation rates. Additional information regarding these and other risk factors and uncertainties are set forth from time to time in Smart & Final’s filings with the Securities and Exchange Commission, available for viewing on Smart & Final’s website at www.smartandfinal.com (To access this information on Smart & Final’s website, click on “Corporate” and then “SEC”.) All forward-looking statements are based on information available to Smart & Final on the date of this document. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Smart & Final by affiliates of Apollo Management, L.P. In connection with the proposed transaction, Smart & Final will file a proxy statement and file or furnish other relevant materials with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ ALL

RELEVANT MATERIALS FILED OR FURNISHED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed or furnished to the Securities and Exchange Commission by Smart & Final at the Securities and Exchange Commission’s website at www.sec.gov. The proxy statement and other relevant materials may also be obtained for free from Smart & Final by directing such request to Investor Relations, Smart & Final Inc., 600 Citadel Drive, Commerce, California 90040. The contents of the websites referenced above are not deemed to be incorporated by reference into the proxy statement.

Participants in Solicitation

Smart & Final and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed transaction. Information concerning the interests of Smart & Final’s participants in the solicitation is set forth in Smart & Final’s proxy statements and Annual Reports on Form 10-K, previously filed with the Securities and Exchange Commission, and in the proxy statement relating to the merger when it becomes available. Each of these documents is, or will be, available free of charge at the Securities and Exchange Commission’s website at www.sec.gov and from Smart & Final at www.smartandfinal.com or by directing such request to the address provided above.